Exhibit 3.1

AMENDED AND RESTATED
INVESTORS’ RIGHTS AGREEMENT

This Amended and Restated Investors’ Rights Agreement (this “Agreement”) is made and shall be effective as of December 21, 2015 by and among StartEngine Crowdfunding, Inc., a Delaware corporation (the “Company”), the parties listed on Exhibit A attached hereto (the “Investors”) and the parties listed on Exhibit B attached hereto (the “Key Holders”).

RECITALS

A.           Company, the Key Holders and certain of the Investors (the “Prior Investors”) are parties to an Investors’ Rights Agreement dated as of May 1, 2014 (the “Prior Agreement”), which sets forth certain rights granted by Company.

B.           Company and SE Agoura Investment LLC (the “Lead Investor”) and other investors (together, with the Lead Investor, the “Investors”) have entered into a Series A Preferred Stock Purchase Agreement of even date herewith (the “Series A Agreement”).

C.           In order to induce the Investors to enter into the Series A Agreement and invest funds in Company pursuant thereto, Company, Key Holders and the Prior Investors desire to terminate the Prior Agreement and enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto agree that the Prior Agreement shall be superseded and replaced in its entirety by this Agreement and further agree as follows:

1.	COVENANTS OF THE COMPANY.

1.1           Information Rights.

(a)          Basic Financial Information. The Company will furnish to each Investor holding more than 100,000 shares of Preferred Stock (a “Major Investor”) and any entity which requires such information pursuant to its organizational documents when available (1) annual unaudited financial statements for each fiscal year of the Company, including an unaudited balance sheet as of the end of such fiscal year, an unaudited statement of operations and an unaudited statement of cash flows of the Company for such year, all prepared in accordance with generally accepted accounting principles and practices; and (2) quarterly unaudited financial statements for each fiscal quarter of the Company (except the last quarter of the Company’s fiscal year), including an unaudited balance sheet as of the end of such fiscal year, an unaudited statement of operations and an unaudited statement of cash flows of the Company for such quarter, all prepared in accordance with generally accepted accounting principles and practices, subject to changes resulting from normal year-end audit adjustments. If the Company has audited records of any of the foregoing, it shall provide those in lieu of the unaudited versions.

(b)          Confidentiality. Anything in this Agreement to the contrary notwithstanding, no Investor by reason of this Agreement shall have access to any trade secrets or confidential information of the Company. The Company shall not be required to comply with any information rights in respect of any Investor whom the Company reasonably determines to be a competitor or an officer, employee, director or holder of ten percent (10%) or more of a competitor. Each Investor agrees that such Investor will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement other than to any of the Investor’s attorneys, accountants, consultants, and other professionals, to the extent necessary to obtain their services in connection with monitoring the Investor’s investment in the Company.

(c)          Inspection Rights. The Company shall permit each Major Investor to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by such Investor.

1.2           Board Observer Rights. As long as the Lead Investor or any of its affiliates own not less than 1,500,000 shares of Preferred Stock (or an equivalent amount of Common Stock issued upon conversion thereof), the Company shall invite a representative of the Lead Investor to attend all meetings of its Board of Directors (the “Board”) in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that such representative shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and provided further, that Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could result in disclosure of trade secrets or a conflict of interest (unless covered by an enforceable confidentiality agreement, in form acceptable to Company) or adversely affect the attorney-client privilege between Company and its counsel, or if Company reasonably determines that such Investor or its representative is a competitor of Company or an officer, employee, director or greater-than-10% shareholder of a competitor.

1.3           Proprietary Inventions and Information Agreement. The Company shall require all employees to execute and deliver the Company’s standard form of Proprietary Inventions and Information Agreement.

1.4           Option Vesting. Except as unanimously approved by the Board of Directors, all options, restricted stock and similar equity compensation shall vest at the rate of 1/4 of the shares one year following either the date of grant or the commencement of the optionee’s employment and 1/48 per month thereafter.

1.5           Key Person Life Insurance. The Company shall maintain term life insurance in the amount of $1,000,000 for Ron Miller and $5,000,000 for Howard Marks on the lives of the Key Holders, naming the Company as beneficiary. The Company shall obtain such insurance as soon as reasonably practicable following the closing of the sale of the Series A Preferred Stock pursuant to the Series A Agreement.

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1.6           Insurance. Except as otherwise decided in accordance with policies adopted by the Board of Directors, the Company will keep any of its assets that are of an insurable character insured by financially sound and reputable insurers against loss or damage by fire and other risks customarily insured against by companies in the Company’s line of business, and the Company will maintain, with financially sound and reputable insurers, insurance against other hazards and risks and liability to persons and property to the extent and in the manner customers for companies in similar businesses similarly situated.

1.7           Qualified Small Business Stock. The Company shall use its best efforts to cause the shares of Series A Preferred Stock issued pursuant to the Series A Agreement, as well as any shares into which such shares are converted, within the meaning of Section 1202(f) of the Internal Revenue Code (the “Code”), to constitute “qualified small business stock” as defined in Section 1202(c) of the Code.  The Company shall submit to its stockholders (including the Investors) and to the Internal Revenue Service any reports that may be required under Section 1202(d)(1)(C) of the Code and the regulations promulgated thereunder.

1.8           Non-affiliate Status; Qualification as Broker/Dealer or Crowdfunding Portal.

(a)          The Company acknowledges that Lead Investor, after giving effect to its investment, is not an “affiliate” of the Company and that Lead Investor does not “control,” is not controlled by, and is not under common control with the Company. Furthermore, the Company covenants and agrees that it shall not take any action that might result in the Lead Investor becoming an “affiliate” of the Company. In addition, neither the Company nor any subsidiary of the Company shall file to register as a broker/dealer or investment adviser under federal or state securities laws or as a funding portal pursuant to Regulation Crowdfunding without the prior written consent of the Lead Investor.

(b)          Notwithstanding 1.8(a) above, nothing herein shall prohibit a subsidiary of the Company from registering as a broker/dealer, investment adviser or funding portal (a “Subsidiary Registration Event”), provided that, if the Subsidiary Registration Event would potentially cause the Lead Investor or any individual or entity associated with or affiliated with the Lead Investor (together the “Lead Investor Affiliates”), to be disclosed in response to any item, question or schedule on Form BD, Form ADV or Form Funding Portal (a “Subsidiary Registration Listing”), the Company shall, at least sixty (60) days prior to the filing of any such form, provide to the Lead Investor written notice thereof (a “Subsidiary Registration Notice”). Upon receipt of a Subsidiary Registration Notice, the Company and the Lead Investor shall negotiate in good faith to avoid such Subsidiary Registration Listing by restructuring the Lead Investor’s investment in the Company so as to avoid a Subsidiary Registration Listing; provided that if (x) the parties do not reach a mutually agreeable resolution within a period of thirty (30) days following Lead Investor’s receipt of a Subsidiary Registration Notice and (y) in the opinion of the Company’s counsel, a Subsidiary Registration Listing is required by applicable Law, then the Lead Investor shall have the right to exchange its Series A Preferred Stock for a new class of Preferred Stock that would have identical rights, preferences and privileges except that the new class of Preferred Stock would have no voting rights, and/or would be convertible into a new and special class of Common Stock that would be identical to the existing Common Stock, except that the new and special class of Common Stock would not have voting rights (the “Conversion Right”).

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(c)          If, notwithstanding the Lead Investor’s exercise of the Conversion Right, in the opinion of the Company’s counsel a Subsidiary Registration Listing is required by applicable Law, then the Lead Investor shall have the right, but not the obligation, to require the Company, before any filing on Form BD, Form ADV or Form Funding Portal is made disclosing or referencing one or more of the Lead Investor Affiliates, to purchase the Lead Investor’s investment in the Company for the greater of: 1) a premium of 100% over the amount invested by Lead Investor; or 2) the then current value of Lead Investor’s holdings based on the book value of the Company. For any amounts owed to the Lead Investor pursuant to this sub-section, the Company shall execute an interest-bearing note set at LIBOR + 1, which requires fully amortized monthly payments of principal and interest over no more than a five year period (with no prepayment penalty), and which is secured by a first priority lien on the Company’s assets or other collateral reasonably acceptable to the Lead Investor.

1.9           Approval Rights, Additional Rights.

(a)          In the event that the Company issues securities in its next equity financing after the date hereof (the “Next Financing”) which have (a) rights, preferences or privileges that are more favorable than the terms of the Shares, such as price based anti-dilution protection or (b) provides all such future investors other contractual terms such as preemptive rights or registration rights, the Company shall provide substantially equivalent rights to the Investors with respect to the Shares (with appropriate adjustment for economic terms or other contractual rights, subject to such Investor’s execution of any documents, including, if applicable, investors’ rights, co-sale, voting and other agreements, executed by the investors purchasing securities in the Next Financing (such documents referred to herein as the “Next Financing Documents”). Any Major Investor will remain a Major Investor for all purposes in the Next Financing Documents to the extent such concept exists. Notwithstanding anything herein to the contrary, upon the execution and delivery of the Next Financing Documents by Investors holding a majority of the then outstanding Shares held by all Investors, this Agreement (excluding any then-existing obligations) shall be amended and restated by and into such Next Financing Documents.

2.	RESTRICTIONS ON TRANSFER; DRAG ALONG.

2.1           Limitations on Disposition. Each person owning of record shares of Common Stock of the Company issued or issuable pursuant to the conversion of the Shares and any shares of Common Stock of the Company issued as a dividend or other distribution with respect thereto or in exchange therefor or in replacement thereof (collectively, the “Securities”) or any assignee of record of Securities (each such person, a “Holder”) hereby agrees not to make any disposition of all or any portion of any Securities unless and until:

(a)          there is then in effect a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), covering such proposed disposition and such disposition is made in accordance with such registration statement; or

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(b)          such Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a statement of the circumstances surrounding the proposed disposition, and, at the expense of such Holder or its transferee, with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such securities under the Securities Act.

Notwithstanding the provisions of Sections 2.1(a) and (b) above, no such registration statement or opinion of counsel shall be required: (i) for any transfer of any Securities in compliance with SEC Rule 144 or Rule 144A, or (ii) for any transfer of any Securities by a Holder that is a partnership, limited liability company, a corporation or a venture capital fund to (A) a partner of such partnership, a member of such limited liability company or stockholder of such corporation, (B) an affiliate of such partnership, limited liability company or corporation (including, without limitation, any affiliated investment fund of such Holder), (C) a retired partner of such partnership or a retired member of such limited liability company, (D) the estate of any such partner, member or stockholder, or (iii) for the transfer by gift, will or intestate succession by any Holder to his or her spouse or lineal descendants or ancestors or any trust for any of the foregoing; provided that in the case of clauses (ii) and (iii) the transferee agrees in writing to be subject to the terms of this Agreement to the same extent as if the transferee were an original Investor hereunder and in the case of clause (iii) the transfer was without additional consideration or at no greater than cost.

2.2           “Market Stand-Off’ Agreement. Each Holder hereby agrees that it shall not, to the extent requested by the Company or an underwriter of securities of the Company, sell or otherwise transfer or dispose of any Securities or other shares of stock of the Company then owned by such Holder (other than to donees or partners of the Holder who agree to be similarly bound) for up to one hundred eighty (180) days following the effective date of any registration statement of the Company filed under the Securities Act; provided however that, if during the last seventeen (17) days of the restricted period the Company issues an earnings release or material news or a material event relating to the Company occurs, or prior to the expiration of the restricted period the Company announces that it will release earnings results during the 16-day period beginning on the last day of the restricted period, and if the Company’s securities are listed on the Nasdaq Stock Market and Rule 2711 thereof applies, then the restrictions imposed by this Section 2.2 shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. In no event will the restricted period extend beyond two hundred fifteen (215) days after the effective date of the registration statement.

For purposes of this Section 2.2, the term “Company” shall include any wholly-owned subsidiary of the Company into which the Company merges or consolidates. To enforce the foregoing covenant, the Company shall have the right to place restrictive legends on the certificates representing the shares subject to this Section 2.2 and to impose stop transfer instructions with respect to the Securities and such other shares of stock of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period. Each Holder further agrees to enter into any agreement reasonably required by the underwriters to implement the foregoing within any reasonable timeframe so requested.

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2.3           Drag Along Right. In the event that each of (i) the holders of a majority of the shares of Common Stock, (ii) the holders of a majority of the shares of Common Stock then issued or issuable upon conversion of the shares of Preferred Stock and (iii) the Board of Directors approve a Deemed Liquidation Event, then each Holder and Key Holder hereby agrees to vote (in person, by proxy or by action by written consent, as applicable) all shares of capital stock of the Company now or hereafter directly or indirectly owned of record or beneficially by such Holder or Key Holder in favor of, and adopt, such Deemed Liquidation Event and to execute and deliver all related documentation and take such other action in support of the Deemed Liquidation Event as shall reasonably be requested by the Company in order to carry out the terms and provision of this Section 2.3, including without limitation executing and delivering instruments of conveyance and transfer, and any purchase agreement, merger agreement, indemnity agreement, escrow agreement, consent, waiver, governmental filing, share certificates duly endorsed for transfer (free and clear of impermissible liens, claims and encumbrances) and any similar or related documents (“Drag Along Sale”). The obligation of any party to participate in a Drag-Along Sale pursuant to this Section shall not apply to a Deemed Liquidation Event, where the other party involved in such transaction is an affiliate or stockholder holding more than 10% of the voting power of the Company.

2.4           Tag-Along Right for Sales by Key Holders.

(a)          Notice of Proposed Transfer. Subject to compliance with any other applicable transfer restrictions imposed on the Key Holders, if any Key Holder (a “Selling Holder”) desires to transfer any of such Selling Holder’s shares other than to an affiliate or pursuant to a Drag-Along Sale, such Selling Holder shall first notify the Investors (each, a “Non-Selling Holder”) by written notice (the “Sale Notice”) stating the number and class of shares such Selling Holder desires to transfer, the proposed price, the terms of transfer, and the name of the proposed transferee of such Shares. Each Non-Selling Holder shall then have 15 days from the date of the Sale Notice within which to give notice (the “Tag-Along Notice”) that such Non- Selling Holder desires to have a proportionate number of its shares transferred in the same transaction at the specified price and terms, and in such event the Selling Holder may not transfer any Shares unless the proposed transferee also acquires a pro rata portion of the Shares of each Non-Selling Holder that requested that such Non-Selling Holder’s shares be included in such transfer. The term “pro rata portion” shall mean that each Investor may sell all or any part of that number of shares equal to the product obtained by multiplying (i) the aggregate number of shares of Key Holder shares covered by the Sale Notice by (ii) a fraction of the numerator of which is the number of Investor Shares and the denominator of which is the total number of shares of Common Stock held by such Key Holder plus the number of Investor Shares held by all Investors at the time of the Sale Notice. Copies of each Tag-Along Notice shall be sent to the Selling Holder and the Non-Selling Holders.

(b)          Right to Sell. The Selling Holder shall have 90 days after delivery of the Sale Notice to transfer the shares specified in the Sale Notice, together with any shares to be included in such transfer by the Non-Selling Holders pursuant to Section 2.4(a) to the proposed transferee and on the terms set forth in the Sale Notice. Any Non-Selling Holder whose shares are being transferred pursuant to Section 2.4 shall, in order to be entitled to have such shares transferred, deliver such Shares to be transferred at the date and place specified by the Selling Holder, duly assigned for transfer, free and clear of all liens, restrictions, claims and encumbrances. The Selling Holder shall provide the Non-Selling Holders with at least 30 days’ notice of the date and place of the closing of the proposed transfer. After the expiration of such 90-day period, the Selling Holder may not transfer such shares unless and until they are again offered to the Non-Selling Holders under the procedures specified in this Section 2.4, where applicable.

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(c)          Cooperation by Members. Each Non-Selling Holder who elects to transfer shares pursuant to Section 2.4 will (i) cooperate reasonably with the Selling Holder in connection with any such transfer, (ii) not dissent to or otherwise attempt to prohibit or delay any such transfer·or seek appraisal of such Non-Selling Holder’s shares in connection with any such transfer or exercise any other similar rights, and (iii) execute and deliver any and all agreements, documents and instruments required by the Selling Holder in connection with any such transfer, provided that such agreements, documents and instruments are substantially similar to those executed by the Selling Holder.

3.	PARTICIPATION RIGHT.

3.1           General. Each Major Investor has the right of first refusal to purchase such Major Investor’s Pro Rata Share (as defined below) of all (or any part) of any New Securities (as defined in Section 3.2) that the Company may from time to time issue after the date of this Agreement, provided, however, such Major Investor shall have no right to purchase any such New Securities if such Major Investor cannot demonstrate to the Company’s reasonable satisfaction that such Major Investor is at the time of the proposed issuance of such New Securities an “accredited investor” as such term is defined in Regulation D under the Securities Act. A Major Investor’s “Pro Rata Share” for purposes of this right of first refusal is the ratio of (a) the number of shares of the Company’s Common Stock issued or issuable upon conversion of the Shares owned by such Major Investor, to (b) a number of shares of Common Stock of the Company equal to the sum of (1) the total number of shares of Common Stock of the Company then outstanding plus (2) the total number of shares of Common Stock of the Company into which all then outstanding shares of Preferred Stock of the Company are then convertible plus (3) the number of shares of Common Stock of the Company reserved for issuance under any stock purchase and stock option plans of the Company and outstanding warrants.

3.2           New Securities. “New Securities” shall mean any Common Stock or Preferred Stock of the Company, whether now authorized or not, and rights, options or warrants to purchase such Common Stock or Preferred Stock, and securities of any type whatsoever that are, or may become, convertible or exchangeable into such Common Stock or Preferred Stock; provided, however, that the term “New Securities” does not include: (a) shares of Common Stock issued or issuable upon conversion of the outstanding shares of all the series of the Preferred Stock; (b) shares of Common Stock or Preferred Stock issuable upon exercise of any options, warrants or rights to purchase any securities of the Company outstanding as of the date of this Agreement and any securities issuable upon the conversion thereof; (c) shares of Common Stock or Preferred Stock issued in connection with any stock split or stock dividend or recapitalization; (d) shares of Common Stock (or options, warrants or rights therefor) granted or issued hereafter to employees, officers, directors, contractors, consultants or advisers to, the Company or any subsidiary of the Company pursuant to incentive agreements, stock purchase or stock option plans, stock bonuses or awards, warrants, contracts or other arrangements that are approved by the Board; (e) shares of the Company’s Series A Preferred Stock issued pursuant to the Series A Agreement; (f) any other shares of Common Stock or Preferred Stock (and/or options or warrants therefor) issued or issuable primarily for other than equity financing purposes and approved by the Board; and (g) shares of Common Stock issued or issuable by the Company to the public pursuant to a registration statement filed under the Securities Act.

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3.3           Procedures. In the event that the Company proposes to undertake an issuance of New Securities, it shall give to each Major Investor a written notice of its intention to issue New Securities (the “Notice”), describing the type of New Securities and the price and the general terms upon which the Company proposes to issue such New Securities given in accordance with Section 4.2. Each Major Investor shall have ten (10) days from the date such Notice is effective, as determined pursuant to Section 4.2 based upon the manner or method of notice, to agree in writing to purchase such Major Investor’s Pro Rata Share of such New Securities for the price and upon the general terms specified in the Notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased (not to exceed such Major Investor’s Pro Rata Share).

3.4           Failure to Exercise. In the event that the Major Investors fail to exercise in full the right of first refusal within such ten (10) day period, then the Company shall have one hundred twenty (120) days thereafter to sell the New Securities with respect to which the Major Investors’ rights of first refusal hereunder were not exercised, at a price and upon general terms not materially more favorable to the purchasers thereof than specified in the Company’s Notice to the Major Investors. In the event that the Company has not issued and sold the New Securities within such one hundred twenty (120) day period, then the Company shall not thereafter issue or sell any New Securities without again first offering such New Securities to the Major Investors pursuant to this Section 3.

4.	GENERAL PROVISIONS.

4.1           Amendment and Waiver of Rights. Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and Investors (and/or any of their permitted successors or assigns) holding Shares representing and/or convertible into a majority of all the Investors’ Shares. As used herein, the term “Investors’ Shares” shall mean the shares of Common Stock then issuable upon conversion of all then outstanding Shares issued under the Series A Agreement plus all then outstanding shares issued upon the conversion of any Shares issued under the Series A Agreement. Any amendment or waiver effected in accordance with this Section 4.1 shall be binding upon each Investor, each Holder, each permitted successor or assignee of such Investor or Holder and the Company.

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4.2           Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b) when sent, if sent by facsimile, PDF or other electronic method, during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a national1y recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on the signature page or Exhibit A or Exhibit B hereto, or to such address or facsimile number as subsequently modified by written notice given in accordance with this Section 4.2. If notice is given to the Company, it shall be sent to StartEngine Crowdfunding, Inc., 604 Arizona Avenue, Santa Monica, CA 90401, Attn: Chief Executive Officer; and a copy (which shall not constitute notice) shall also be sent to Perkins Coie LLP, 1888 Century Park East, Suite 1700, Los Angeles, CA 90067-1721, Attn: Jonathan F. Atzen.

4.3           Entire Agreement. This Agreement and the documents referred to herein, together with all the Exhibits hereto, constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede any and all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

4.4           Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

4.5           Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

4.6           Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their successors and assigns, any rights or remedies under or by reason of this Agreement.

4.7           Successors and Assigns. This Agreement, and any and all rights, duties and obligations hereunder, shall not be assigned, transferred, delegated or sublicensed by an Investors without the prior written consent of the Company. Any attempt by an Investor without such permission to assign, transfer, delegate or sublicense any rights, duties or obligations that arise under this Agreement shall be void. Subject to the foregoing, and except as otherwise provided herein, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives.

4.8           Titles and Headings. The titles, captions and headings of this Agreement are included for ease of reference only and will be disregarded in interpreting or construing this Agreement. Unless otherwise specifically stated, all references herein to “sections” and “exhibits” will mean “sections” and “exhibits” to this Agreement.

4.9           Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together sha11 constitute one and the same agreement.

4.10         Costs and Attorneys’ Fees. In the event that any action, suit or other proceeding is instituted concerning or arising out of this Agreement or any transaction contemplated hereunder, the prevailing party shall recover all of such party’s costs and attorneys’ fees incurred in each such action, suit or other proceeding, including any and all appeals or petitions therefrom.

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4.11         Adjustments for Stock Splits, Etc. Wherever in this Agreement there is a reference to a specific number of shares of Common Stock or Preferred Stock of the Company of any class or series, then, upon the occurrence of any subdivision, combination or stock dividend of such class or series of stock, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the effect on the outstanding shares of such class or series of stock by such subdivision, combination or stock dividend.

4.12         Further Assurances. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

4.13         Facsimile Signatures. This Agreement may be executed and delivered by facsimile and upon such delivery the facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

4.14         Termination. The rights, duties and obligations under Sections 1 and 3 of this Agreement shall terminate immediately prior to the closing of the Company’s initial public offering of Common Stock pursuant to an effective registration statement filed under the Securities Act. Notwithstanding anything to the contrary herein, this Agreement (excluding any then-existing obligations) shall terminate upon the closing of a Deemed Liquidation Event as defined in the Company’s Second Amended Restated Certificate of Incorporation, as amended from time to time. Section 1.1(b) shall survive any such termination of the Agreement.

4.15         Dispute Resolution. Each party (a) hereby irrevocably and unconditionally submits to the jurisdiction of the federal or state courts located in the Central District of California for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement or the Transaction Documents (as defined in the Series A Agreement dated of even date herewith), (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement or the Transaction Documents except in the federal or state courts located in the Central District of California, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement, the Transaction Documents or the subject matter hereof and thereof may not be enforced in or by such court.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first written above.

THE COMPANY

STARTENGINE CROWDFUNDING, INC.

By:	/s/ Ron Miller
Ron Miller
Chief Executive Officer

SIGNATURE PAGE TO
STARTENGINE CROWDFUNDING, INC.
AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first written above.

KEY HOLDERS:

Howard E. Marks Living Trust U/A Dated 12/21/2001

By:	/s/ Howard Marks
Howard Marks
Trustee

Marks Irrevocable Trust

By:	/s/ Joseph Carieri
Joseph Carieri
Trustee

Miller Family Trust 1/2/96

By:	/s/ Ron Miller
Ron Miller
Trustee

SIGNATURE PAGE TO
STARTENGINE CROWDFUNDING, INC.
AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first written above.

LEAD INVESTOR:

SE AGOURA INVESTMENT LLC

By:	Agoura Management LLC, its Manager

By:	/s/ Lee Ann Robbins
Name:	Lee Ann Robbins
Title:	Manager

Address:

SIGNATURE PAGE TO
STARTENGINE CROWDFUNDING, INC.
AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT